EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-1 and related Prospectus Statement of Optex Systems Holdings, Inc. and the incorporation by reference therein of our reports dated December 22, 2016, as amended by the Amendment Nos. 1 and 2 to Form 10-K filed with the SEC on February 21, 2017 and May 5, 2017, respectively, with respect to the consolidated financial statements of Optex Systems Holdings, Inc., which is part of this Registration Statement.

PMB Helin Donovan LLP

Dallas, Texas

July 25, 2017